Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Predictive Oncology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	1,983,302(3)	$0.99	$1,963,468.98	0.00014760	$289.81
	Total Offering Amounts					$1,963,468.98		$289.81
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$289.81

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported trading prices of the registrant’s common stock as reported on the Nasdaq on April 13, 2024, a date within five business days prior to August 15, 2024.

(3)	Consists of 1,983,302 shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), issuable upon (a) conversion of 985,117 shares of Registrant’s Series A Warrants, (b) conversion of 985,117 shares of the Registrant’s Series B Warrants and (c) conversion of 67,068 shares of the Registrant’s Placement Agent Warrants.